EXHIBIT 99.1

June 9, 2015

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

Tofutti Brands Inc. Makes Announcement About Its Chairman and President

Cranford, New Jersey  -- June 9, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) (“Tofutti” or the “Company”) today announced that David Mintz, the Chairman and President of the Company,  successfully underwent surgery and expects to return to his duties this summer after a period of convalescence. During his absence, Mr. Steven Kass, Chief Financial Officer of the Company, will assume his day-to day duties.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.